Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-249702
Issuer Free Writing Prospectus dated February 10, 2021
CUSIP #: 63743HEV0

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Issuer Ratings:	A2 / A / A (Moody’s / S&P / Fitch)

Principal Amount:	$250,000,000

Security Type:	Senior Unsecured

Initial Interest Rate:	Determined as if the Original Issue Date was an Interest Reset Date

Base Rate:	USD LIBOR

Spread:	Plus 6.5 basis points

Index Maturity:	3-month

Issue Price:	100% of Principal Amount

Trade Date:	February 10, 2021

Original Issue Date:	February 16, 2021 (T+3)

Maturity Date:	February 16, 2023

Interest Payment Dates:	Each February 16, May 16, August 16, November 16, commencing May 16, 2021

Interest Reset Dates:	Each February 16, May 16, August 16, November 16

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	None

Agent’s Discount or Commission:	0.10%

Basis:	As Principal

Agent:	PNC Capital Markets LLC

Form of Note: (Book-Entry or Certificated)	Book-Entry

Denominations:	$2,000 x $1,000

Other Terms:	None

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefor on or about February 16, 2021 which is the third trading day following the date hereof (such settlement cycle being referred to as T+3). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing may be affected by the T+3 settlement. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own legal advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from PNC Capital Markets LLC by calling toll-free at 1-855-881-0697.